Exhibit 3.1
FIRST AMENDMENT
TO
RESTATED
CERTIFICATE OF FORMATION
OF
SOUTHSIDE BANCSHARES, INC.
Pursuant to the Texas Business Organizations Code (the “TBOC”), Southside Bancshares, Inc., a Texas corporation (the “Corporation”), hereby adopts this First Amendment to Restated Certificate of Formation (this “Amendment”) as set forth below:
1.The name of the Corporation is Southside Bancshares, Inc., a for-profit corporation.
2.The Corporation was formed as a for-profit corporation on August 11, 1982, and issued file number 61819600 by the Secretary of State of the State of Texas.
3.Article Four is amended and restated in its entirety to read as set forth below:
The total number of shares of capital stock that the Corporation shall have authority to issue is 88,000,000, consisting of: (i) 80,000,000 shares, $1.25 par value per share, of common stock (“Common Stock”) and (ii) 8,000,000 shares, no par value per share, of preferred stock (“Preferred Stock”).
The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designations filed pursuant to the Texas Business Organizations Code the designations, preferences, limitations, and relative rights of any wholly unissued series of Preferred Stock, including without limitation dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

4.This Amendment has been made in accordance with the provisions of the TBOC. This Amendment has been approved in the manner required by the provisions of the TBOC and the governing documents of the Corporation.
5.This Amendment shall become effective when filed by the Secretary of State of the State of Texas.
The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.
SOUTHSIDE BANCSHARES, INC., a Texas corporation
By:    /s/ Keith Donahoe
KEITH DONAHOE, President and Chief Executive Officer
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